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                              AGREEMENT OF MERGER


     THIS AGREEMENT OF MERGER (this "Agreement"), dated as of November 1, 1996, by and between NWI WAREHOUSE GROUP, LLC, a Delaware limited liability company ("NWI"), and WEEKS REALTY, L.P., a Georgia limited partnership ("Weeks Realty");

                                  WITNESSETH:
                                  ----------

     WHEREAS, NWI has been formed for the sole purpose of effecting a contribution of certain assets of NWI Warehouse Group, L.P. to Weeks Realty in exchange for limited partnership interests therein and is intended to exist only as a transitory conduit for this purpose and not to conduct any other business or activity; and

     WHEREAS, the parties hereto desire that NWI be merged with and into Weeks Realty on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and agreements set forth herein, the parties hereby agree as follows:


                                   ARTICLE 1

                                  THE MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in this Agreement), NWI shall be merged with and into Weeks Realty (the "Merger") pursuant to Section 18-209 of the Delaware Limited Liability Company Act ("DLLCA") and Section 14-9-206.1 of the Georgia Revised Uniform Limited Partnership Act ("GRULPA").

     1.2  Effects of the Merger.  The Merger shall have the effects set forth in
Section 18-209 of DLLCA and Section 14-9-206.1 of GRULPA.

     1.3 Effective Time. The Merger shall become effective at such time as certificates of merger are filed with the Secretary of State of the State of Georgia and with the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 Surviving Business Entity. Weeks Realty shall be the surviving business entity in the Merger and shall continue to be governed by GRULPA. The Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, dated as of October ___, 1996, as amended by the First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty dated as of the date hereof (the "Partnership Agreement"), shall be the
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partnership agreement of the surviving limited partnership.  The general partner of the surviving limited partnership shall be Weeks GP Holdings, Inc., a Georgia corporation.

     1.5 Closing. The closing of the Merger (the "Closing") will take place as of the Effective Time at the offices of Baker, Donelson, Bearman & Caldwell, Suite 1700, Union City Center, 511 Union Street, Nashville, Tennessee 37219.

     1.6 Conversion of Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of Weeks Realty or the partners thereof or NWI or the member thereof, the interest of the member of NWI in NWI shall be converted into and exchanged for the number of units of limited partnership interest in Weeks Realty as set forth in the First Amendment to the Partnership Agreement.


                                   ARTICLE 2

                                 MISCELLANEOUS

     2.1 Amendment. This Agreement may be supplemented, amended or modified by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     2.2 Waiver. At any time prior to the Effective Time, the parties hereto may waive compliance with any of the agreements or conditions contained herein.

     2.3 Notices. All notices and other communications to be given or made hereunder by any party shall be delivered by first class mail, or by personal delivery, postage or fees prepaid, to the appropriate party at the following addresses:

          NWI Warehouse Group, LLC
          1410 Donelson Pike, Suite A-5
          Nashville, Tennessee 37217
          Attention: John W. Nelley, Jr.

          Weeks Realty, L.P.
          4497 Park
          Norcross, Georgia 30093
          Attention: Thomas D. Senkbeil

     2.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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     2.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     2.6 Remedies. Except as otherwise expressly provided herein, this Agreement is not intended to confer any rights or remedies hereunder upon any person not a party hereto.

     2.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the consent of all parties hereto.

     2.8 No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing among the parties hereto and no delay by any of them in exercising any right, power or remedy conferred herein or now or hereafter existing at law or in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

     2.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement the date first written above.

                                    NWI WAREHOUSE GROUP, LLC

                                    By:  NWI WAREHOUSE GROUP, L.P., its
                                         Sole Member

                                         By:  NWI X, L.P., its Sole General
                                              Partner


                                              By: _______________________
                                                  John W. Nelley, Jr.,
                                                  General Partner


                                              By: _______________________
                                                  Albert W. Buckley, Jr.,
                                                  General Partner



                                    WEEKS REALTY, L.P.

                                    By: Weeks GP Holdings, Inc., a Georgia
                                        corporation, its sole General Partner


                                              By: ______________________
                                                  Name:
                                                  Title:

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